Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2015

First Quarter Highlights:

●	Net loss was $389 million compared to net income of $386 million in the first quarter of 2014.
●

Adjusted net loss was $279 million or $0.98 per share compared to net income of $446 million or $1.38 per share in the prior year quarter; lower hydrocarbon prices reduced first quarter 2015 adjusted net income by approximately $700 million, after-tax.

●	Oil and gas production increased to 361,000 barrels of oil equivalent per day (boepd) compared to 318,000 boepd in the first quarter of 2014.
●	Oil and gas production in the Bakken increased to 108,000 boepd, up from 63,000 boepd in the year-ago quarter.
●	Initial cost reduction efforts will reduce full year 2015 capital and exploratory spend by $300 million to $4.4 billion, and reduce cash operating costs by $250 million, or $2 per barrel.
●	Cash and cash equivalents were $1.5 billion at March 31, 2015; debt to capitalization ratio was 21.6 percent.

NEW YORK, April 29, 2015, — Hess Corporation (NYSE: HES) today reported an adjusted net loss, which excludes items affecting comparability, of $279 million or $0.98 per common share, for the first quarter of 2015 compared with adjusted net income of $446 million or $1.38 per share in the first quarter of 2014.  Lower realized selling prices reduced adjusted net income by approximately $700 million, after-tax compared with the prior-year quarter.  In addition, first quarter 2015 results benefitted from higher crude oil and natural gas liquids production but were offset primarily by higher depreciation, depletion, and amortization expense.  On an unadjusted basis, the Corporation reported a net loss of $389 million for the first quarter of 2015 and net income of $386 million in the prior-year quarter.

After-tax income (loss) by major operating activity was as follows:

	Three Months Ended
	March 31,
	(unaudited)
	2015	2014
	(In millions, except per share amounts)
Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$(286)	$508
Corporate, Interest and Other	(90)	(144)
Net income (loss) from continuing operations	(376)	364
Discontinued operations	(13)	22
Net income (loss) attributable to Hess Corporation	$(389)	$386

Net income (loss) per share (diluted)	$(1.37)	$1.20

Adjusted Net Income (Loss)
Exploration and Production	$(193)	$514
Corporate, Interest and Other	(86)	(84)
Adjusted net income (loss) from continuing operations	(279)	430
Discontinued operations	—	16
Adjusted net income (loss) attributable to Hess Corporation	$(279)	$446

Adjusted net income (loss) per share (diluted)	$(0.98)	$1.38

Weighted average number of shares (diluted)	283.5	322.6

“We delivered strong operating results for the quarter and captured significant cost savings for the year, with additional reductions being pursued,” Chief Executive Officer John Hess said. “With our robust balance sheet, resilient portfolio and top quartile operating capabilities, we are well positioned for both the current price environment as well as for a future recovery in oil prices."

Exploration and Production:

Exploration and Production losses were $286 million in the first quarter of 2015, compared with net income of $508 million in the first quarter of 2014.  Adjusted net loss was $193 million in the first quarter of 2015 compared with adjusted net income of $514 million in the first quarter of 2014.

During the quarter, the Corporation hedged 50,000 barrels of crude oil production for the remainder of 2015 by entering into Brent crude collars with a floor price of $60 per barrel and a ceiling price of $80 per barrel.  The Corporation’s average worldwide crude oil selling price, including the effect of hedging, was down 55 percent to $44.78 per barrel in the first quarter of 2015 from

$99.17 per barrel in the first quarter of last year.  The average worldwide natural gas liquids selling price was $14.91 per barrel, down from $44.28 per barrel in the year-ago quarter while the average worldwide natural gas selling price was $4.74 per mcf in the first quarter of 2015 compared with $7.03 per mcf in the first quarter a year-ago.

Oil and gas production was 361,000 boepd, up 14 percent from 318,000 boepd in the first quarter of 2014.  Assets contributing to the volume growth were primarily the Bakken shale play (45,000 boepd), our Utica wet gas acreage (15,000 boepd), Denmark (4,000 boepd) and the Joint Development Area of Malaysia/Thailand (3,000 boepd).  Assets sales reduced production by 23,000 boepd and Norway production was 7,000 boepd lower.

Operational Highlights for the First Quarter of 2015:

Bakken (Onshore U.S.):  Net production from the Bakken increased approximately 70 percent to 108,000 boepd from the prior year quarter due to continued drilling activities and constrained production in the first quarter of 2014 resulting from the shut-in of the Tioga gas plant to complete the expansion project.  The Corporation brought 70 gross operated wells on production in the first quarter of 2015. Drilling and completion costs per operated well averaged $6.8 million in the first quarter of 2015, down from $7.5 million in the year-ago quarter.  During the first quarter, the Corporation operated an average of 12 rigs, compared with 17 rigs at year-end 2014. As of April, the Corporation is operating 8 rigs and plans to continue at that level for the remainder of 2015.

Utica (Onshore U.S.):  On the Corporation’s joint venture acreage, 5 wells were drilled and net production averaged 17,000 boepd in the first quarter of 2015 compared with 2,000 boepd in the prior-year quarter.

Gulf of Mexico (Offshore U.S.):  First quarter net production from Tubular Bells was 18,000 boepd and is forecast to be in the range of 30,000 boepd to 35,000 boepd for 2015 with the continued ramp up of existing wells and a fourth production well scheduled to be brought online in the second quarter.  Overall production from the Gulf of Mexico was comparable to the prior-year quarter as volumes from Tubular Bells were offset by lower production from the Conger and Llano Fields as a result of planned maintenance activities.  At the Corporation’s non-operated Sicily prospect, exploration drilling commenced in January with drilling operations expected to be completed in the second quarter of 2015.

Valhall (Offshore) Norway:  Net production averaged 30,000 boepd during the first quarter of 2015 which included a maintenance shut down, compared with 37,000 boepd in the year-ago quarter.  The Corporation anticipates production for 2015 to be in the range of 30,000 boepd to 35,000 boepd.

Kurdistan (Onshore):  In the first quarter, the Corporation suspended drilling at the Shireen 1 exploration well due to mechanical issues.  Based on well results to date and given the current low oil price environment, the Corporation and its partner agreed to relinquish the Dinarta Block and exit the region.

Guyana (Offshore):  The operator commenced drilling of the Liza-1 well and anticipates the well will reach target depth by the end of the second quarter of 2015.

Libya: Production was shut in for the first quarter of 2015 due to ongoing civil unrest in the country.

Capital and Exploratory Expenditures:

Capital and exploratory expenditures were $1.3 billion in the first quarter of 2015.  The first quarter 2015 capital spend reflects an average of 12 rigs in the Bakken and increased exploratory drilling expenditures in the Gulf of Mexico, Guyana and Kurdistan.

Cost Savings Initiatives:

In the first quarter, the Corporation aggressively reviewed its cost structure to reduce spending and met with suppliers to adjust service rates to better reflect the current commodity price environment.  As a result of the Corporation’s efforts to date, we are lowering full year 2015 guidance for capital and exploratory expenditures by $300 million to $4.4 billion.  In addition, the Corporation forecasts its full year 2015 cash costs will be lower by approximately $250 million, or $2.00 per barrel.  The Corporation will continue to pursue additional savings in 2015 and beyond to improve its financial flexibility.

Liquidity:

Net cash provided by operating activities was $362 million in the first quarter of 2015, compared with $1,158 million in the first quarter of 2014.  At March 31, 2015, cash and cash equivalents totaled $1,506 million, compared with $2,444 million at December 31, 2014.  Total debt was $5,980 million at March 31, 2015 compared with $5,987 million at December 31, 2014.  The Corporation’s debt to capitalization ratio at March 31, 2015 was 21.6 percent, compared with 21.2 percent at December 31, 2014.

Discontinued Operations:

Results from discontinued operations were losses of $13 million in the first quarter of 2015 compared with income of $57 million in the first quarter of 2014.  The Corporation completed the sale of its energy trading partnership (HETCO) in the first quarter of 2015. Financial results for the first quarter of 2014 have been recast to report HETCO and the formerly owned retail marketing business as discontinued operations in the consolidated income statement on page 7.

Items Affecting Comparability of Earnings Between Periods:

The following table reflects the total after‑tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended
	March 31,
	(unaudited)
	2015	2014
	(In millions)
Exploration and Production	$(93)	$(6)
Corporate, Interest and Other	(4)	(60)
Discontinued operations	(13)	6
Total items affecting comparability of earnings between periods	$(110)	$(60)

First quarter 2015 results include an after-tax charge of $67 million ($159 million pre-tax) to write-off a previously capitalized exploration well and associated leasehold costs related to the Dinarta Block in the Kurdistan Region of Iraq following the decision by the Corporation and its partner to cease further drilling activity and to exit operations in the region.  In addition, the Corporation recorded after-tax charges totaling $26 million ($37 million pre-tax) to expense surplus drilling materials due to changes in the capital program, and to write-off its exploration project in Brunei.

Reconciliation of U.S. GAAP to Non-GAAP measures:

The following table reconciles reported net income (loss) attributable to Hess Corporation and adjusted net income (loss):

	Three Months Ended
	March 31,
	(unaudited)
	2015	2014
	(In millions)
Net income (loss) attributable to Hess Corporation	$(389)	$386
Less: Total items affecting comparability of earnings between periods	(110)	(60)
Adjusted net income (loss) attributable to Hess Corporation	$(279)	$446

Hess Corporation will review first quarter financial and operating results and other matters on a webcast at 10 a.m. today.  For details about the event, refer to the Investor Relations section of our website at www.hess.com.

Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.

Forward-looking Statements

Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, uncertainties inherent in the measurement and interpretation of geological, geophysical and other technical data. Estimates and projections contained in this release are based on the Company’s current understanding and assessment based on reasonable assumptions. Actual results may differ materially from these estimates and projections due to certain risk factors discussed in the Corporation’s periodic filings with the Securities and Exchange Commission and other factors.

Non-GAAP financial measure

The Corporation has used a non-GAAP financial measure in this earnings release. “Adjusted net income (loss)” presented in this release is defined as reported net income (loss) attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. This measure is not, and should not be viewed as, a substitute for U.S. GAAP net income (loss). A reconciliation of reported net income (loss) attributable to Hess Corporation (U.S. GAAP) to adjusted net income (loss) is provided in the release.

For Hess Corporation

Investor Contact:

Jay Wilson

(212) 536-8940

Media Contact:

Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2015	2014	2014
Income Statement

Revenues and Non-operating Income
Sales and other operating revenues	$1,538	$2,673	$2,557
Other, net	12	(81)	(29)
Total revenues and non-operating income	1,550	2,592	2,528

Costs and Expenses
Cost of products sold (excluding items shown separately below)	306	393	542
Operating costs and expenses	478	466	452
Production and severance taxes	36	62	66
Exploration expenses, including dry holes and lease impairment	269	119	171
General and administrative expenses	147	142	164
Interest expense	85	81	82
Depreciation, depletion and amortization	956	726	875
Total costs and expenses	2,277	1,989	2,352

Income (loss) from continuing operations before income taxes	(727)	603	176
Provision (benefit) for income taxes	(351)	239	181
Income (loss) from continuing operations	(376)	364	(5)

Income (loss) from discontinued operations, net of income taxes	(13)	57	(2)

Net income (loss)	(389)	421	(7)
Less: Net income (loss) attributable to noncontrolling interests	—	35	1
Net income (loss) attributable to Hess Corporation	$(389)	$386	$(8)

See "Discontinued Operations" on page 6 for basis of presentation.

Cash Flow Information

Net cash provided by operating activities (*)	$362	$1,158	$1,057
Net cash provided by (used in) investing activities	(1,152)	(262)	(1,538)
Net cash provided by (used in) financing activities	(148)	(1,422)	(1,195)
Net increase (decrease) in cash and cash equivalents	$(938)	$(526)	$(1,676)

(*)	Includes changes in working capital.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	March 31,	December 31,
	2015	2014
Balance Sheet Information

Cash and cash equivalents	$1,506	$2,444
Other current assets	2,817	4,243
Property, plant and equipment – net	27,208	27,517
Other long-term assets	4,570	4,374
Total assets	$36,101	$38,578

Short-term debt and current maturities of long-term debt	$69	$68
Other current liabilities	3,398	4,783
Long-term debt	5,911	5,919
Other long-term liabilities	5,056	5,488
Total equity excluding other comprehensive income (loss)	23,171	23,730
Accumulated other comprehensive income (loss)	(1,504)	(1,410)
Total liabilities and equity	$36,101	$38,578

	First	First	Fourth
	Quarter	Quarter	Quarter
	2015	2014	2014
Capital and Exploratory Expenditures

Exploration and Production
United States
Bakken	$471	$451	$691
Other Onshore	83	171	186
Total Onshore	554	622	877
Offshore	279	162	241
Total United States	833	784	1,118

Europe	115	145	122
Africa	88	100	91
Asia and other	248	195	378
Total Capital and Exploratory Expenditures	$1,284	$1,224	$1,709

Total exploration expenses charged to income included above	$47	$78	$144

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION SUPPLEMENTAL OPERATING DATA (UNAUDITED)

	First Quarter 2015
	United States	International		Total

Sales and other operating revenues	$937	$601		$1,538
Other, net	(7)	18		11
Total revenues and non-operating income	930	619		1,549

Costs and Expenses
Cost of products sold (excluding items shown separately below)	344	(38)		306
Operating costs and expenses	248	230		478
Production and severance taxes	34	2		36
Exploration expenses, including dry holes and lease impairment	36	233		269
General and administrative expenses	78	10		88
Depreciation, depletion and amortization	549	404		953
Total costs and expenses	1,289	841		2,130

Results of operations before income taxes	(359)	(222)		(581)
Provision (benefit) for income taxes	(126)	(169)		(295)
Net income (loss) attributable to Hess Corporation	$(233)	$(53)	(a)	$(286)

	First Quarter 2014
	United States	International		Total

Sales and other operating revenues	$1,545	$1,128		$2,673
Other, net	(2)	6		4
Total revenues and non-operating income	1,543	1,134		2,677

Costs and Expenses
Cost of products sold (excluding items shown separately below)	414	(21)		393
Operating costs and expenses	209	257		466
Production and severance taxes	58	4		62
Exploration expenses, including dry holes and lease impairment	47	72		119
General and administrative expenses	58	22		80
Depreciation, depletion and amortization	360	361		721
Total costs and expenses	1,146	695		1,841

Results of operations before income taxes	397	439		836
Provision for income taxes	157	171		328
Net income attributable to Hess Corporation	$240	$268	(a)	$508
(a)

The after‑tax realized gains from crude oil hedging activities amounted to $1 million in the first quarter of 2015 and $2 million in the first quarter of 2014.  Unrealized changes in crude oil hedging activities, which are included in Other operating revenues, amounted to gains of $10  million after-tax in the first quarter of 2015 and gains of $3 million after-tax in the first quarter of  2014.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION SUPPLEMENTAL OPERATING DATA (UNAUDITED)

	Fourth Quarter 2014
	United States		International		Total

Sales and other operating revenues	$1,443		$1,114		$2,557
Other, net	—		(29)		(29)
Total revenues and non-operating income	1,443		1,085		2,528

Costs and Expenses
Cost of products sold (excluding items shown separately below)	484		58		542
Operating costs and expenses	205		247		452
Production and severance taxes	53		13		66
Exploration expenses, including dry holes and lease impairment	70		101		171
General and administrative expenses	87		5		92
Depreciation, depletion and amortization	484		389		873
Total costs and expenses	1,383		813		2,196

Results of operations before income taxes	60		272		332
Provision for income taxes	41		199		240
Net income attributable to Hess Corporation	$19	(a)	$73	(b)	$92
(a)

The after‑tax realized gains from crude oil hedging activities amounted to $31 million in the fourth quarter of 2014.  Unrealized changes in crude oil hedging activities, which are included in Other operating revenues, amounted to losses of $3 million after-tax.

(b)

The after‑tax realized gains from crude oil hedging activities amounted to $75 million in the fourth quarter of 2014.  Unrealized changes in crude oil hedging activities, which are included in Other operating revenues, amounted to losses of $4 million after-tax.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION SUPPLEMENTAL OPERATING DATA (UNAUDITED)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2015	2014	2014
Operating Data
Net Production Per Day (in thousands)
Crude oil - barrels
United States
Bakken	79	58	78
Other Onshore	11	9	10
Total Onshore	90	67	88
Offshore	50	51	48
Total United States	140	118	136

Europe	36	39	40
Africa	52	48	63
Asia	2	5	2
Total	230	210	241

Natural gas liquids - barrels
United States
Bakken	19	2	16
Other Onshore	9	2	9
Total Onshore	28	4	25
Offshore	6	7	6
Total United States	34	11	31

Europe	1	2	1
Total	35	13	32

Natural gas - mcf
United States
Bakken	58	15	50
Other Onshore	79	26	60
Total Onshore	137	41	110
Offshore	65	78	74
Total United States	202	119	184

Europe	36	37	43
Asia and other	336	415	304
Total	574	571	531

Barrels of oil equivalent	361	318	362

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION SUPPLEMENTAL OPERATING DATA (UNAUDITED)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2015	2014	2014
Sales Volumes Per Day (in thousands)
Crude oil - barrels	219	197	252
Natural gas liquids - barrels	35	12	32
Natural gas - mcf	574	571	531
Barrels of oil equivalent	349	305	373

Sales Volumes (in thousands)
Crude oil - barrels	19,708	17,750	23,207
Natural gas liquids - barrels	3,119	1,122	2,957
Natural gas - mcf	51,641	51,357	48,851
Barrels of oil equivalent	31,434	27,432	34,306

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION SUPPLEMENTAL OPERATING DATA (UNAUDITED)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2015	2014	2014
Operating Data
Average Selling Prices
Crude oil - per barrel (including hedging)
United States
Onshore	$38.28	$88.04	$60.90
Offshore	43.55	99.34	82.22
Total United States	40.14	92.94	68.51
Europe	53.31	109.17	89.44
Africa	52.93	108.40	79.55
Asia	48.44	102.29	63.91
Worldwide	44.78	99.17	74.97

Crude oil - per barrel (excluding hedging)
United States
Onshore	$38.28	$88.04	$60.90
Offshore	43.55	99.34	70.99
Total United States	40.14	92.94	64.51
Europe	53.17	108.74	74.58
Africa	52.82	107.92	69.99
Asia	48.44	102.29	63.91
Worldwide	44.74	99.00	67.68

Natural gas liquids - per barrel
United States
Onshore	$14.22	$53.46	$21.26
Offshore	15.71	34.07	23.25
Total United States	14.47	41.54	21.64
Europe	27.58	63.83	39.69
Worldwide	14.91	44.28	22.37

Natural gas - per mcf
United States
Onshore	$2.07	$6.10	$2.34
Offshore	2.31	4.37	3.09
Total United States	2.15	4.96	2.62
Europe	7.95	11.48	8.63
Asia and other	5.95	7.23	6.34
Worldwide	4.74	7.03	5.24